EX 99.28(d)(54)(ii)

Amendment
to
JNL Series Trust
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and Victory Capital Management Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Victory Capital Management Inc., a corporation organized in the State of New York (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 29th day of July, 2016 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain funds of JNL Series Trust, as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the parties have agreed to amend the Agreement to add the following new fund: the JNL Multi-Manager Mid Cap Fund and its’ respective fees, effective September 19, 2016.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 19, 2016, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 19, 2016, attached hereto.

3.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed, effective September 19, 2016.
Jackson National Asset Management, LLC		Victory Capital Management Inc.

By:	/s/ Mark D. Nerud	By:	/s/ Michael Policarpo
Name:	Mark D. Nerud	Name:	Michael Policarpo
Title:	President and CEO	Title:	Chief Financial Officer and
Chief Operating Officer

Schedule A
Dated September 19, 2016

Funds
JNL Multi-Manager Mid Cap Fund
JNL Multi-Manager Small Cap Growth Fund

A-1

Schedule B
Dated September 19, 2016
(Compensation)

JNL Multi-Manager Mid Cap Fund
Fee Schedule Omitted

JNL Multi-Manager Small Cap Growth Fund
Fee Schedule Omitted

B-1